Exhibit 23











            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-8 (Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees) of our report dated March 9, 2005 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Ford Motor Company, which appears in Ford Motor Company's Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated March 9, 2005 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.



/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Detroit, Michigan
May 9, 2005